UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2026

North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01489	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

As of February 1, 2026, North Haven Private Income Fund LLC (“we”, the “Company” or the “Fund”), sold approximately 489,573 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $9.06 million, reflecting a purchase price of $18.51 per unit (with the final number of Units being determined on February 23, 2026).

The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2026, Dylan Cutinha notified the Board of Directors (the “Board”) of Company of his resignation as the Company’s Principal Accounting Officer, effective as of March 9, 2026 or such earlier date as the Board may determine. Mr. Cutinha’s resignation is not a result of any disagreement with the Company.

Item 7.01. Regulation FD Disclosure.

On February 26, 2026, the Company disclosed the below information.

Distribution:

On February 23, 2026, the Fund declared a distribution to unitholders of record in the amount of $0.1250 per unit. The distribution will be payable on or around March 4, 2026 to unitholders of record as of February 28, 2026.

Company's Portfolio:

As of January 31, 2026, the Company had investments in 312 portfolio companies across 44 industries with an aggregate par value of approximately $7,556.8 million, which consisted of approximately 97.1% first lien debt investments, approximately 0.4% second lien debt investments and approximately 2.5% other securities and investment fund, based on par value or, in the case of equity investments, cost. As of January 31, 2026, approximately 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. As of January 31, 2026, approximately 93.9% of the Company’s total investment commitments were in private senior secured loans, equity investments and investments in joint ventures and approximately 6.1% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.

During the period from January 1, 2026 through January 31, 2026, the Company had new investment commitments of approximately $69.6 million, approximately 78.5% of which were private senior secured loans and approximately 21.5% of which were in investments in joint ventures.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of January 31, 2026:

Industry	Par or Cost ($ in millions)	% of Total
Software	$1,679.8	22.2%
Insurance Services	699.4	9.3
Commercial Services & Supplies	577.3	7.6
Health Care Providers & Services	481.9	6.4
Professional Services	446.4	5.9
IT Services	424.2	5.6
Diversified Consumer Services	396.3	5.2
Electronic Equipment, Instruments & Components	296.3	3.9
Financial Services	223.0	3.0
Industrial Conglomerates	183.6	2.4
Others	2,148.6	28.5
Total	$7,556.8	100.0%

The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of January 31, 2026:

Issuer	Par or Cost ($ in millions)	% of Total
Integrity Marketing Acquisition, LLC	$113.4	1.5%
World Insurance Associates, LLC	101.0	1.3
North Haven Keystone LLC	100.4	1.3
VRC Companies, LLC	93.4	1.2
Diligent Corporation	91.0	1.2
Redwood Services Group, LLC	90.8	1.2
Granicus, Inc	87.1	1.2
Apex Service Partners, LLC	87.1	1.2
Formstack Acquisition, Co.	84.3	1.1
Aptean, Inc	83.6	1.1
Others	6,624.7	87.7
Total	$7,556.8	100.0%

Net Asset Value:

As of January 31, 2026, the Company's aggregate net asset value is estimated to be approximately $3,403.1 million. As of January 31, 2026, the Company had approximately $3,339.2 million of debt outstanding (at principal). This estimate of the Company's aggregate net asset value did not and will not undergo the Company's customary quarter-end financial closing procedures and may differ materially from future estimates of net asset value or net asset value determinations, including the determination as of March 31, 2026, which will undergo the Company’s customary quarter-end financial closing procedures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2026	North Haven Private Income Fund LLC

	By:	/s/ David Pessah
David Pessah
Chief Financial Officer